Exhibit 97.1
Executive Compensation Recovery Policy
October 18, 2023
The Board of Directors of Avangrid, Inc. (“Avangrid”) oversees the management of Avangrid and its business with a view to enhance the long-term value of Avangrid. Avangrid is a member of the group of companies controlled by Iberdrola, S.A. The Board of Directors of Avangrid (the “Board of Directors”) has adopted this Executive Compensation Recovery Policy (this “Policy”) to assist in exercising its responsibilities to Avangrid and its shareholders. This Policy is subject to periodic review and modification by the Board of Directors from time to time. This Policy and Avangrid’s certificate of incorporation, by-laws, corporate governance guidelines and other policies pertaining to corporate governance and regulatory compliance, risk, sustainable development, and social responsibility (collectively, the “Governance and Sustainability System”) form the framework of governance of Avangrid and its subsidiaries (collectively, the “Avangrid Group”). Avangrid’s Governance and Sustainability System is inspired by and based on a commitment to ethical principles, transparency and leadership in the application of best practices in good governance and is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance.
1.Purpose
The Board of Directors believes that it is in the best interests of Avangrid and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces Avangrid’s pay-for-performance compensation philosophy. The Board of Directors has therefore adopted this Policy, which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and contributes to the achievement of goal sixteen (Peace, Justice and Strong Institutions) of the Sustainable Development Goals approved by the member states of the United Nations.
2.Excess Incentive Compensation Recovery
In the event that Avangrid is required to prepare an accounting restatement of its financial statements filed with the U.S. Securities and Exchange Commission due to the Avangrid’s material noncompliance with any financial reporting requirement under the federal securities laws, including, without limitation, any restatement required to correct errors that were not material to previously issued financial statements but would result in a material misstatement if (a) the errors were left uncorrected in the current report or (b) the error correction was recognized in the current period, the Compensation and Nominating Committee of the Board of Directors (the “Committee”) shall require reimbursement, recovery or forfeiture of any excess Incentive Compensation (defined below) awarded to any Covered Executive (defined below) during the three completed fiscal years immediately preceding the date on which Avangrid is required to prepare such accounting restatement.
For purposes of this Policy, “Covered Executive” shall mean any current or former officer of the Avangrid Group who is required to file reports pursuant to Section 16 of the Exchange Act, as amended, and such other employees who may from time to time be deemed subject to the Policy by the Committee and “Incentive Compensation” shall mean all bonuses and other incentive and equity compensation awarded, granted, earned or vested based wholly or in part on the attainment of one or more Financial Reporting Measures (i.e., bonuses and other short- and long-term cash incentives; stock options; stock appreciation rights; restricted stock or restricted stock units; and performance shares or performance share units). “Financial Reporting Measures” are those measures that are determined and presented in accordance with the accounting principles used in preparing Avangrid’s financial statements and any measures derived wholly or in part from such financial information.
The Committee shall seek reimbursement or recovery of the portion of Incentive Compensation paid or awarded the Covered Executive that is greater than would have been paid or awarded if calculated based on the accurate financial statements for financial reporting measures, as determined by the Committee. If the Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. The Committee will determine, in its sole discretion, the method for reimbursement or recovering of excess Incentive Compensation.
3.No Indemnification; Other Rights
Avangrid shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation. The Committee may require that any employment agreement, equity award agreement or similar agreement, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Avangrid pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to Avangrid.
4.Other Recoupment Rights
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to Avangrid pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to Avangrid. In addition to the mandatory reimbursement or forfeiture of excess Incentive Compensation received by any Covered Executive provided for in this Policy, to the extent permitted under applicable law, the Committee or the Administrator of any of the incentive compensation plans adopted by the Avangrid Group (as such term is defined in such incentive compensation plans) may require reimbursement or forfeiture of any excess Incentive Compensation received by any employee of the Avangrid Group that is not a Covered Employee during the three completed fiscal years immediately preceding the date on which Avangrid is required to prepare an accounting restatement.
5.Impracticability
The Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which Avangrid’s securities are listed.
6.Miscellaneous
The Board of Directors is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which Avangrid’s securities are listed. The Board of Directors may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which Avangrid’s securities are listed. The Board of Directors may terminate this Policy at any time. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.